Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE APPOINTS MARINA LEVINSON TO BOARD OF DIRECTORS

Former CIO of NetApp and Palm Joins Board of Mortgage Software Leader

PLEASANTON, Calif. - August 26, 2014 - Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today announced that Marina Levinson has been appointed to the Ellie Mae Board of Directors. Ms. Levinson brings more than 25 years of corporate leadership experience to Ellie Mae’s Board, having led all aspects of enterprise information technology and business process transformation during her career.

Ms. Levinson is currently the founder and chief executive officer of CIO Advisory Group, LLC which provides technology advice to chief executive officers, private equity firms, venture capitalists and startups. Ms. Levinson is also a partner in an early-stage venture capital firm, Benhamou Global Ventures. Her expertise includes cloud computing, Software-as-a-Service (SaaS), mobile and data analytics.

Prior to founding CIO Advisory Group, she held global CIO roles with NetApp, Inc. and Palm, Inc. Ms. Levinson began working with Ellie Mae in 2012 as the chair of the Ellie Mae Technology Advisory Board.

“Ellie Mae is a leader in developing innovative, cloud-based solutions for the mortgage industry that are transforming and streamlining the entire mortgage process,” says Levinson. “I’m looking forward to contributing to Ellie Mae’s business and technical strategy as a member of the Board.”

“Marina has made significant contributions to Ellie Mae’s technical evolution over the past two years as the chair of our Technology Advisory Board,” said Sig Anderman, chairman, CEO and founder of Ellie Mae. “I am looking forward to continuing to work with her as a member of our Board of Directors.”

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s all-in-one Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency.  Visit EllieMae.com or call 877.355.4362 to learn more.

© 2014 Ellie Mae, Inc. Ellie Mae®, Encompass®, DataTrac®, Ellie Mae Network™ Total Quality Loan™, TQL™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Exhibit 99.1

PRESS CONTACT
Susan Chenoweth Scarth
Ellie Mae, Inc.
(925) 227-7048
susan.scarth@elliemae.com

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